Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-63020, 333-113834, and 333-38765), Form S-4 (Nos. 333-11742, 333-38759, and 333-70522) and Form S-8 (Nos. 333-112107, 333-129396, 333-130016, 333-71063, and 333-44742) of Armor Holdings, Inc. of our report dated February 26, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Armor Holdings, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended by this Amendment No. 1 on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
April 27, 2007